Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 365-4855 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2012 Second Quarter Results

~ Achieves $0.38 FFO Per Share ~

~ Same-Store Revenue Increases 6.7% ~

~ Same-Store NOI Increases 10.2% ~

SALT LAKE CITY, July 30, 2012 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and six months ended June 30, 2012.

Highlights for the three months ended June 30, 2012:

•                  Achieved funds from operations (“FFO”) of $0.38 per diluted share including lease up dilution of $0.01 per share, resulting in 40.7% quarter-over-quarter FFO growth compared to 2011.

•                  Increased same-store revenue and net operating income (“NOI”) by 6.7% and 10.2%, respectively, as compared to the same period in 2011.

•                  Grew same-store occupancy by 270 basis points to 90.4% at June 30, 2012, compared to 87.7% as of June 30, 2011.

•                  Acquired four properties for an approximate purchase price of $21.3 million.

•                  Completed a public offering of 8,050,000 shares of common stock for approximate net proceeds of $226.7 million.

•                  Paid a quarterly dividend of $0.20 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “We are pleased with our performance during the second quarter as we once again posted strong earnings growth and same-store operational results.  The entire Extra Space team has taken to heart our motto for 2012 to focus on the fundamentals of our business.  We continue to push for new, innovative ways to increase revenues and control costs.  This focus sets us up well for the future and we believe that we are well positioned to continue to deliver growth and create value for all our stakeholders.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and six months ended June 30, 2012 and 2011.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2012		2011		2012		2011
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$22,413	$0.22	$10,609	$0.12	$42,627	$0.43	$18,910	$0.21
Adjustments:
Real estate depreciation	14,861	0.14	12,677	0.12	29,494	0.28	25,042	0.26
Amortization of intangibles	988	—	412	—	2,040	0.02	720	—
Joint venture real estate depreciation and amortization	1,828	0.01	2,057	0.02	3,602	0.03	4,132	0.04
Joint venture (gain) loss on sale of properties	—	—	(366)	—	(5,429)	(0.05)	(330)	—
Distributions paid on Preferred Operating Partnership units	(1,437)	(0.01)	(1,437)	(0.01)	(2,875)	(0.03)	(2,875)	(0.03)
Income allocated to Operating Partnership noncontrolling interests	2,325	0.02	1,910	0.02	4,625	0.04	3,754	0.04
Funds from operations	$40,978	$0.38	$25,862	$0.27	$74,084	$0.72	$49,353	$0.52

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	—	—	440	—	444	—	868	0.01
Acquisition related costs	469	0.01	1,570	0.02	1,078	0.01	1,819	0.02
Funds from operations - adjusted	$41,447	$0.39	$27,872	$0.29	$75,606	$0.73	$52,040	$0.55

Weighted average number of shares - diluted	106,653,965		96,010,848		103,063,565		94,336,141

FFO and FFO as adjusted include the dilutive impact from lease-up properties of $0.01 per diluted share for the three months ended June 30, 2012, compared to $0.02 for the same period in 2011.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three and six months ended June 30, 2012 and 2011 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended June 30,		Percent	For the Six Months Ended June 30,		Percent
	2012	2011	Change	2012	2011	Change
Same-store rental and tenant reinsurance revenues	$68,549	$64,232	6.7%	$134,969	$126,711	6.5%
Same-store operating and tenant reinsurance expenses	21,235	21,279	(0.2)%	43,447	43,874	(1.0)%
Same-store net operating income	$47,314	$42,953	10.2%	$91,522	$82,837	10.5%

Non same-store rental and tenant reinsurance revenues	$19,743	$7,664	157.6%	$37,724	$13,699	175.4%
Non same-store operating and tenant reinsurance expenses	$6,201	$2,815	120.3%	$12,433	$5,179	140.1%

Total rental and tenant reinsurance revenues	$88,292	$71,896	22.8%	$172,693	$140,410	23.0%
Total operating and tenant reinsurance expenses	$27,436	$24,094	13.9%	$55,880	$49,053	13.9%

Same-store square foot occupancy as of quarter end	90.4%	87.7%		90.4%	87.7%

Properties included in same-store	282	282		282	282

As of June 30, 2012, same-store occupancy increased 270 basis points to 90.4% when compared to June 30, 2011.  Expenses for the three months ended June 30, 2012, were lower primarily due to reduced utility costs and lower credit card processing fees.

The Company’s major markets with revenue growth above the portfolio average for the three months ended June 30, 2012, included Chicago, Dallas, Houston, San Francisco and Tampa.  Major markets performing below the Company’s portfolio average included Las Vegas, Memphis and Phoenix.

Acquisition and Third-Party Management Activity:

During the quarter, the Company purchased four properties for a total purchase price of approximately $21.3 million.  The properties are located in Florida and Maryland.

Subsequent to the end of the quarter, the Company acquired Prudential Real Estate Investors’ (“PREI®”) 94.9% interest in the ESS PRISA III LLC joint venture that was formed in 2005.  The joint venture owned 36 properties located in 18 states.  The Company paid approximately $300.0 million to acquire PREI’s interest in the joint venture, consisting of approximately $162.0 million in cash consideration and the assumption of an existing loan of $145.0 million, of which $138.0 million related to PREI’s interest.

Subsequent to the end of the quarter, the Company acquired nine additional properties for approximately $71.8 million.  These properties are located in California, Colorado, New Jersey, New York and South Carolina.

The Company has nine additional properties under contract for approximately $83.0 million.  These properties are located in Massachusetts, New Jersey, New York, Texas, Utah and Virginia.  The purchase of these properties is subject to due diligence and other customary closing conditions and is currently expected to close by the end of the year.  No assurance can be provided that any of these acquisitions will be completed on the terms described, or at all.

As of June 30, 2012, the Company managed 179 properties for third-party owners.  Including 340 properties owned and operated in joint ventures, the Company has a total of 519 properties under management.  The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of June 30, 2012, the Company’s percentage of fixed-rate debt to total debt was 82.0%. The weighted average interest rate on the Company’s fixed-rate debt was 5.1% and 2.0% for variable-rate debt.  The combined weighted average interest rate was 4.5% with a weighted average maturity of approximately 5.7 years.

In April 2012 the Company settled its 3.625% Exchangeable Senior Notes by paying cash for the principal amount of approximately $87.7 million and issuing 684,685 shares of common stock for the value in excess of the principal amount.

During the quarter, the Company obtained $100.0 million in secured financing consisting of two loans with a weighted average fixed interest rate of 3.6%.  The Company currently has five separate lines of credit with a total capacity of $339.0 million.  On June 30, 2012, the Company had $100.0 million outstanding on its lines of credit.

Public Offering of Common Stock:

In April 2012 the Company issued and sold 8,050,000 shares of common stock in a public offering, including 1,050,000 shares pursuant to the underwriter’s full exercise of its option to purchase additional shares of common stock from the Company.  Net proceeds of the offering were approximately $226.7 million, after deducting the underwriting discount and estimated expenses.  The proceeds were used to fund acquisitions, pay down debt and for general corporate and working capital purposes.

Dividends:

The Company paid a second quarter dividend of $0.20 per share on the common stock of the Company on June 29, 2012, to stockholders of record at the close of business on June 15, 2012.  The dividend included a deficiency dividend of approximately $2.8 million, as defined in Section 860 of the Internal Revenue Code of 1986, as amended, which related to the Company’s 2010 taxable year.

Outlook:

The Company currently estimates that FFO per diluted share for the quarter ending September 30, 2012, will be between $0.39 and $0.41 and will be between $1.47 and $1.53 for the full year ending December 31, 2012.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•                  Same-store property revenue growth, including tenant reinsurance, between 4.75% and 6.0%.

•      Same-store property expense increase, including tenant reinsurance, between 0.0% and 1.5%.

•      Same-store property NOI growth, including tenant reinsurance, between 6.0% and 9.0%.

•      Net tenant reinsurance income between $28.0 million and $29.0 million.

•                  General and administrative expenses between $50.0 million and $51.0 million, including non-cash compensation expense of approximately $5.5 million.

•                  Average monthly cash balance of approximately $50.0 million.

•                  Equity in earnings of real estate ventures between $9.5 million and $10.5 million.

•                  Acquisition activity of approximately $500.0 million including the PREI transaction.

•                  Interest expense between $72.0 million and $74.0 million.

•                  Weighted average LIBOR of 0.3%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 106.0 million.

•                  Dilution associated with the Company’s lease-up properties of approximately $1.0 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary between $5.0 million and $6.0 million, inclusive of approximately $5.5 million in solar tax credits.

•                  Acquisition related costs of approximately $3.0 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” on the left of the page.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease up assets.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Tuesday, July 31, 2012, to discuss its financial results. To participate in the conference call, please dial 800-659-2037 or 617-614-2713 for international participants, conference ID:  92323989.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on July 31, 2012, until midnight Eastern Time on August 31, 2012.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 68277310.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report and Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of gains from early extinguishment of debt, non-recurring revenues and expenses, acquisition related costs and non-cash interest charges related to the Company’s exchangeable senior notes.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt, non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges from the exchangeable senior notes, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO and may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three and six months ended June 30, 2012, consisted of 282 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 882 self-storage properties in 34 states and Washington, D.C.  The Company’s properties comprise approximately 585,000 units and approximately 64 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)

Assets:
Real estate assets, net	$2,278,331	$2,263,795

Investments in real estate ventures	125,729	130,410
Cash and cash equivalents	185,502	26,484
Restricted cash	37,234	25,768
Receivables from related parties and affiliated real estate joint ventures	15,976	18,517
Other assets, net	65,571	51,276
Total assets	$2,708,343	$2,516,250

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,088,413	$937,001
Premium on notes payable	3,958	4,402
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	—	87,663
Lines of credit	100,000	215,000
Accounts payable and accrued expenses	47,123	45,079
Other liabilities	38,616	33,754
Total liabilities	1,397,700	1,442,489

Commitments and contingencies

Noncontrolling Interest and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 104,136,770 and 94,783,590 shares issued and outstanding at June 30, 2012, and December 31, 2011, respectively	1,041	948
Paid-in capital	1,527,332	1,290,021
Accumulated other comprehensive deficit	(11,525)	(7,936)
Accumulated deficit	(261,288)	(264,086)
Total Extra Space Storage Inc. stockholders’ equity	1,255,560	1,018,947
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,692	29,695
Noncontrolling interests in Operating Partnership	24,279	24,018
Other noncontrolling interests	1,112	1,101
Total noncontrolling interests and equity	1,310,643	1,073,761
Total liabilities, noncontrolling interests and equity	$2,708,343	$2,516,250

Consolidated Statement of Operations for the Three and Six Months Ended June 30, 2012 and 2011 — Unaudited

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Property rental	$79,284	$64,300	$155,128	$125,790
Management and franchise fees	6,659	6,144	13,245	12,111
Tenant reinsurance	9,008	7,596	17,565	14,620
Total revenues	94,951	78,040	185,938	152,521

Expenses:
Property operations	26,012	22,712	52,608	46,056
Tenant reinsurance	1,424	1,382	3,272	2,997
Acquisition related costs	469	1,570	1,078	1,819
General and administrative	12,545	12,432	25,185	24,090
Depreciation and amortization	16,626	14,092	33,150	27,677
Total expenses	57,076	52,188	115,293	102,639

Income from operations	37,875	25,852	70,645	49,882

Interest expense	(15,854)	(16,261)	(33,925)	(32,675)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	—	(440)	(444)	(868)
Interest income	448	189	723	371
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	2,425	2,425
Income before equity in earnings of real estate ventures and income tax expense	23,681	10,552	39,424	19,135

Equity in earnings of real estate ventures	2,698	2,376	4,994	4,187
Equity in earnings of real estate ventures - gain on sale of real estate assets	—	—	5,429	—
Income tax expense	(1,634)	(411)	(2,584)	(665)
Net income	24,745	12,517	47,263	22,657
Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,654)	(1,552)	(3,303)	(3,084)
Net income allocated to Operating Partnership and other noncontrolling interests	(678)	(356)	(1,333)	(663)
Net income attributable to common stockholders	$22,413	$10,609	$42,627	$18,910

Net income per common share
Basic	$0.22	$0.12	$0.43	$0.21
Diluted	$0.22	$0.12	$0.43	$0.21

Weighted average number of shares
Basic	102,107,535	91,439,042	98,497,788	89,733,518
Diluted	106,653,965	96,010,848	103,063,565	94,336,141

Cash dividends paid per common share	$0.20	$0.14	$0.40	$0.28

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending September 30, 2012 and the Year Ending December 31, 2012 — Unaudited

	For the Three Months Ending September 30, 2012		For the Year Ending December 31, 2012
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.21	$0.23	$0.81	$0.87
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.02	0.02	0.09	0.09
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income for diluted computations	0.22	0.24	0.85	0.91

Adjustments:
Real estate depreciation	0.14	0.14	0.57	0.57
Amortization of intangibles	0.01	0.01	0.03	0.03
Joint venture real estate depreciation and amortization	0.02	0.02	0.07	0.07
Joint venture gain on sale of properties	—	—	(0.05)	(0.05)
Diluted funds from operations per share	$0.39	$0.41	$1.47	$1.53